EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143553) pertaining to the 2003 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan and 2007 Non-Employee Directors Stock Option Plan of Jazz Pharmaceuticals, Inc. our report dated March 28, 2008, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 28, 2008